Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Host Hotels & Resorts, Inc. and

Host Hotels & Resorts, L.P:

We consent to the use of (i) our report dated February 22, 2016, with respect to the consolidated balance sheets of Host Hotels & Resorts, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the related financial statement schedule as of December 31, 2015, (ii) our report dated February 22, 2016, on the effectiveness of internal control over financial reporting of Host Hotels & Resorts, Inc. and subsidiaries as of December 31, 2015, and (iii) our report dated February 22, 2016, with respect to the consolidated balance sheets of Host Hotels & Resorts, L.P. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income (loss), capital, and cash flows for each of the years in the three-year period ended December 31, 2015, and the related financial statement schedule as of December 31, 2015, incorporated herein by reference.

Our audit reports dated February 22, 2016, contain an explanatory paragraph that states the Company has changed its method of reporting discontinued operations as of January 1, 2014.

/s/ KPMG LLP

McLean, Virginia

July 18, 2016